Filed Pursuant to Rule 424(b)(3)
Registration No. 333-288355

PROSPECTUS SUPPLEMENT NO. 5

(To prospectus dated July 24, 2025)

NEXERA TECHNOLOGIES LTD (f\k\a JEFFS’ BRANDS LTD)

Up to 34,077 Ordinary Shares

This prospectus supplement updates, amends, and supplements the prospectus dated July 24, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1, as amended (Registration No. 333-288355). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Report of Foreign Private Issuer on Form 6-K (the “Form 6-K”) furnished to the Securities and Exchange Commission (the “SEC”) on August 31, 2026. Accordingly, we have included the Form 6-K in this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Ordinary Shares and warrants issued as part of our initial public offering are listed on the Nasdaq Capital Market under the symbol “NEXR” and “NEXRW” respectively. On August 31, 2026, the last reported sale price of the Ordinary Shares and Public Warrants was $1.86 and $0.0128, respectively. There is no established market for the Promissory Notes and we do not intend to apply to list the Promissory Notes on any securities exchange or other nationally recognized trading system.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2025.

Neither the SEC nor any state or other securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 1, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

Report of Foreign Private Issuer
Pursuant to Rule 13a-16 or 15d-16
under the Securities Exchange Act of 1934

For the month of August 2026

Commission file number: 001-41482

NEXERA TECHNOLOGIES Ltd

(Translation of registrant’s name into English)

7 Mezada St.
Bnei Brak, Israel 5126112
(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒             Form 40-F ☐

CONTENTS

This Report of Foreign Private Issuer on Form 6-K (this “Form 6-K”) consists of Nexera Technologies Ltd’s (the “Company”): (i) Unaudited Condensed Consolidated Financial Statements as of, and for the six months ended, June 30, 2026, which are attached hereto as Exhibit 99.1; and (ii) Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2026, which is attached hereto as Exhibit 99.2.

This Form 6-K is incorporated by reference into the Company’s Registration Statements on Form F-3 (File No. 333-277188, File No. 333-262835, File No. 333-283848, File No. 333-283904, File No. 333-285030, File No. 333-287341, File No. 333-293607, File No. 333-295999 and File No. 333-296968) and Registration Statements on Form S-8 (File No. 333-269119, File No. 333-280459, File No. 333-291322 and File No. 333-295195) to be a part thereof from the date on which this Form 6-K is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

EXHIBIT INDEX

Exhibit No.
99.1	Nexera Technologies Ltd’s Unaudited Condensed Consolidated Financial Statements as of, and for the six months ended, June 30, 2026.
99.2	Nexera Technologies Ltd’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months Ended June 30, 2026.
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Nexera Technologies Ltd

Date: August 31, 2026	By:	/s/ Ronen Zalayet
Ronen Zalayet
Chief Financial Officer

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